U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Saratoga Management Company LLC
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   (Last)                            (First)              (Middle)

     535 Madison Avenue
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                                    (Street)

     New York,                       NY                     10022
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     12/30/99
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Emeritus Corporation (AMEX: ESC)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Series B Convertible     12/30/99                   Common Stock, par     4,155,124      $7.22 per       (I)           See Note 1
Preferred Stock, par                                value $.0001                         share                         Below
value $.0001, with a
stated value of $1,000
per share
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Explanation of Responses:

Note 1 - Saratoga Management Company LLC may be deemed to have indirect beneficial ownership of (i) 28,125 shares of Series B Convertible Preferred Stock ("Preferred Stock") which upon conversion constitutes 3,895,429 shares of Common Stock as Manager of Saratoga Associates IV LLC which is the General Partner of Saratoga Partners IV, L.P. which directly owns 28,125 shares of Preferred Stock, (ii) 1,125 shares of Preferred Stock which upon conversion constitutes 155,817 shares of Common Stock as Managing Member of Saratoga Coinvestment IV LLC which directly owns 1,125 shares of Preferred Stock and
(iii) 750 shares of Preferred Stock which upon conversion constitutes 103,878 shares of Common Stock as agent and attorney-in-fact for 750 shares of Preferred Stock beneficially owned by John P. Birkelund, Richard P. Campbell, Jr., Charles
P. Durkin, Jr. and Christian L. Oberbeck.

SARATOGA MANAGEMENT COMPANY, LLC


/s/ David W. Niemiec                                       January 10, 2000
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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